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                                                                   EXHIBIT 4.2.5

                                      AMENDMENT
                               DATED AS OF MAY 1, 1996
                                          TO
                            CREDIT AND SECURITY AGREEMENT
                            DATED AS OF NOVEMBER 30, 1992



    Reference is hereby made to that certain Credit and Security Agreement ("Credit Agreement") dated as of November 30, 1992 among Principal Mutual Life Insurance Company, Aetna Life Insurance Company, The Northwestern Mutual Life Insurance Company, Chemical Bank, Seattle-First National Bank and Bank of America Oregon, and WTD Industries, Inc. and its Affiliates and the Term Notes issued by the Borrowers in connection with the Credit Agreement. Capitalized terms used herein shall have the same meaning ascribed thereto in the Credit Agreement.

    The Term Note originally issued to Aetna Life Insurance Company was split into two Notes which were sold to Franklin Principal Maturity Trust ("Franklin") and Foothill Group, Inc. The Term Notes originally issued to Chemical Bank, Seattle-First National Bank, and Bank of America Oregon were sold to Oppenheimer & Co., Inc. ("Oppenheimer"). The Franklin note is now held by Bank of America Illinois ("Bank of America").

    The Credit Agreement is hereby modified as follows:

    1.   The following new definition is added to Section 1.01:

         "Percentage of Income Payment Date" means the sixtieth (60th) day after the end of each fiscal quarter of Borrowers except that for the last quarter of Borrowers' fiscal year, the Percentage of Income Payment Date
    shall be the ninetieth (90th) day after the end of the fiscal quarter.   If
    the date for payment is not a Business Day, then the payment shall be made on the next succeeding Business Day.

    2.   Section 2.04 (g) is added and shall read as follows:

         (g) PERCENTAGE OF INCOME PAYMENT ("PIP"). Commencing May 1, 1996 Borrowers shall pay, on each Percentage of Income Payment Date, an amount equal to thirty percent (30%) of Borrowers' quarterly Net Income (before payment of any dividends on the Senior Preferred Stock) EXCLUDING therefrom gain or loss from the sale or other disposition of Fixed Production Facility Assets.


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              (i)  Fifty percent (50%) of the PIP shall be applied to scheduled principal payments due under the Term Notes in inverse order of their maturities, such payment to be split pro rata among all the Term Notes based upon the outstanding principal amount of each Term Note.

              (ii) Fifty percent (50%) of the PIP shall be used as follows, it being Borrowers' sole discretion to determine application of said payment between the categories:

                   (a) For the purchase of Term Notes at ninety percent (90%) or less of par, provided that any such purchase offer is made to all holders in accordance with attached Exhibit A and the purchase price shall be paid not later than the applicable Percentage of Income Payment Date;

                   (b) For payment of scheduled principal payments due under the Term Notes in inverse order of their maturities, such payment to be split pro rata among all the Term Notes based upon the outstanding principal amount of each Term Note and applied to scheduled principal payments in inverse order of maturity.

    Any amounts paid, used or applied under SECTION 2.04 (g) shall be credited toward any Cash Sweep required under SECTION 2.04 (e). In no event shall Borrowers be required to pay more than four million dollars ($4,000,000) during any fiscal year under this SECTION 2.04 (g).

    3.   Credit Agreement Section 6.01.C is hereby restated to read as follows:

         C. COLLATERAL COVERAGE RATIO. Maintain a ratio of Borrower's Current Collateral to the outstanding balance of the Term Loan (the "Collateral Ratio"), not less than the Collateral Ratio set forth below, at all times during the periods set forth below:

         PERIOD                        COLLATERAL RATIO
         ------                        ----------------

    Effective Date through 4/30/95     0.55 (55%)
    5/1/95 through 12/31/95            0.60 (60%)
    1/1/96 through 2/29/96             0.54 (54%)
    3/1/96 through 3/31/96             0.55 (55%)
    4/1/96 through 6/30/96             0.56 (56%)
    7/1/96 through 4/30/98             0.60 (60%)
    5/1/98 and beyond                  0.65 (65%)

    As used herein, "Current Collateral" means for Borrowers, on a consolidated basis, all in accordance with GAAP, (i) all Current Assets, less (ii) the sum of
(x) Borrower's current assets which are classified on Borrowers' consolidated balance sheet as "prepaid expenses", excluding the amount of interest prepaid on the Term Notes, and otherwise included in prepaid expenses, (y) Borrowers' current liabilities


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which are classified on Borrowers' consolidated balance sheet as "accounts payable", and (z) all of Borrowers' current liabilities which are classified on Borrowers' consolidated balance sheet as "timber contracts payable."

    4.   Credit Agreement Section 6.01.D is hereby restated to read as follows:

         D. TANGIBLE NET WORTH. Maintain a positive Tangible Net Worth of not less than the respective amount set forth below, at all times during the periods set forth below:

         PERIOD                        TANGIBLE NET WORTH
         ------                        ------------------

    Effective Date through 7/31/93          $ 6.5 Million
    8/1/93 through 4/30/94                  $ 8.0 Million
    5/1/94 through 4/30/95                  $10.0 Million
    5/1/95 through 10/31/95                 $15.0 Million
    11/1/95 through 12/31/95                $13.5 Million
    1/1/96 through 6/30/96                  $11.0 Million
    7/1/96through 6/30/97                   $ 9.0 Million
    7/1/97 through 4/30/98                  $10.0 Million
    5/1/98 through 4/30/99                  $12.0 Million
    5/1/99 and beyond                       $14.5 Million

    5.   Credit Agreement Section 6.01.G is hereby restated to read as follows:

         G. MINIMUM CUMULATIVE ADJUSTED EBITDA. Maintain a minimum EBITDA (calculated from and including the first day of the first calendar month following the Effective Date) MINUS (a) actual Capital Expenditures, MINUS
    (b) Timber and Timberlands Expenditures Non-Current, of not less than the respective amount set forth below, at all times during the periods set forth below:

         PERIOD                        MILLIONS OF DOLLARS
         ------                        -------------------

    Effective Date through 4/30/93              0
    5/1/93 through 7/31/93                      2
    8/1/93 through 1/31/94                      5
    2/1/94 through 7/31/94                     10
    8/1/94 through 12/31/95                    20
    1/1/96 through 6/30/96                     19
    7/1/96 through 12/31/96                    22.5
    1/1/97 through 6/30/97                     25
    7/1/97 through 4/30/98                     27.5
    5/1/98 through 4/30/99                     40
    5/1/99 through 4/30/00                     52.5
    5/1/00 and beyond                          67.5


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    6.   Credit Agreement Section 6.01.I is hereby restated to read as follows:

         I. TOTAL LIABILITIES RATIO. Maintain a ratio of Borrowers' Total Liabilities to Total Assets (the "LIABILITIES RATIO"), not greater than the Liabilities Ratios set forth below, at all times during the periods set forth below:

         PERIOD                        LIABILITIES RATIO
         ------                        -----------------

    Effective Date through 7/31/94          0.95 (95%)
    8/1/94 through 4/30/95                  0.90 (90%)
    5/1/95 through 12/31/95                 0.85 (85%)
    1/1/96 through 10/31/96                 0.87 (87%)
    11/1/96 through 6/30/97                 0.89 (89%)
    7/1/97 through 4/30/98                  0.87 (87%)
    5/1/98 and beyond                       0.85 (85%)

    7.   Credit Agreement Section 6.01.J is hereby restated to read as follows:

         J. MINIMUM WORKING CAPITAL. Maintain minimum working capital, at all times during the periods set forth below, calculated as Current Assets MINUS Current Liabilities; PROVIDED, for the purpose of computing Current Assets under this SECTION 6.01.J, the portion of Current Assets which consists of Timber and Timberlands Current or contract rights relating thereto shall be included only up to an amount equal to (x) on or before January 31, 1993, forty-five percent (45%) and (y) thereafter, forty percent (40%), of the amount of Borrowers' overall Current Assets determined in accordance with GAAP:

         PERIOD                        MILLIONS OF DOLLARS
         ------                        -------------------

    Effective Date through 12/31/95             25
    1/1/96 through 6/30/96                      19
    7/1/96 through 6/30/97                      22.5
    7/1/97 and beyond                           25

    8. In all other respects, the Credit Agreement shall remain unchanged and in full force and effect.


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EFFECTIVE DATE:    May 1, 1996.


PRINCIPAL MUTUAL LIFE                  THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY                      INSURANCE COMPANY


By:____________________________         By:___________________________

Its:___________________________         Its:__________________________

                                       (Pro Rata Interest: 20.235984%)

By:____________________________

Its:___________________________        FOOTHILL GROUP, INC.

(Pro Rata Interest: 47.228439%)
                                       By:___________________________

OPPENHEIMER & CO., INC.                Its:__________________________

                                       (Pro Rata Interest: 18.729872%)
By:_____________________________

Its:____________________________       WTD INDUSTRIES, INC.

(Pro Rata Interest: 6.838639%)
                                       By:____________________________

BANK OF AMERICA ILLINOIS               Its:___________________________

By:______________________________

Its:_____________________________

(Pro Rata Interest: 6.967066%)


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                                      Exhibit A
                                     to AMENDMENT
                               DATED AS OF MAY 1, 1996


                       Mechanics of Tender Offer for Term Notes



    WTD sends a written notice (the "Offer") to each holder of Term Notes, offering to purchase Term Notes at one price per $1000 of the outstanding principal amount of Term Notes tendered for sale. The Offer would also explain that, if accepting holders agreed to sell a larger outstanding principal amount of Term Notes than WTD could purchase according to the terms of the Offer, WTD would pro rate among accepting holders (a) the outstanding principal amount of Term Notes that WTD would purchase and (b) the total purchase price that WTD would pay for (a).

    Together with the Offer, WTD sends a written form of acceptance (the "Acceptance") to each holder, which each accepting holder must use in order to accept WTD's offer. Each accepting holder would indicate on the Acceptance (a) the maximum outstanding principal amount of Term Notes that it agreed to sell to WTD and (b) instructions for payment of the purchase price by wire transfer of immediately available funds.

    WTD's offer to purchase remains open until 5:00 p.m. Pacific time on the tenth business day after the date of the Offer (the "Deadline"), and WTD honors all Acceptances that it receives by the Deadline.

    If accepting holders agree to sell a larger outstanding principal amount of Term Notes than WTD could purchase according to the terms of the Offer, WTD would calculate for each accepting holder (a) the pro ration to which paragraph 1(a) refers by multiplying the maximum outstanding principal amount of Term Notes that such holder has agreed to sell by a fraction (the "Fraction"), the numerator of which is the maximum outstanding principal amount of Term Notes that such holder has agreed to sell, and the denominator of which is the total of such maximum amounts for all accepting holders, and (b) the pro ration to which paragraph 1(b) refers by multiplying the purchase price that WTD would have paid to such holder, if pro ration of the total purchase price had been unnecessary, by the Fraction.

    Not later than the second business day after the Deadline, WTD sends to all holders a written notice showing the maximum outstanding principal amount of Term Notes that each accepting holder has agreed to sell to WTD and the pro rations calculated for each accepting holder pursuant to paragraph 4.

    Not later than the tenth business day after the Deadline, each accepting holder delivers to WTD Term Notes in an appropriate principal amount, against its receipt of its pro rata share of the total purchase price and substitute Term Notes for any unsold, pro rated portion of the Term Notes that such holder delivered. Not later than the tenth business day after the Deadline, WTD pays the appropriate purchase price to each accepting holder by wire transfer of immediately available funds, and WTD issues and delivers to each accepting holder the appropriate substitute Term Notes.


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